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As filed with the Securities and Exchange Commission on July 31, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NISKA GAS STORAGE PARTNERS LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4922 (Primary Standard Industrial Classification Code Number)	27-1855740 (I.R.S. Employer Identification Number)

1001 Fannin Street, Suite 2500
Houston, TX 77002
281-404-1890
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Jason A. Dubchak
1001 Fannin Street, Suite 2500
Houston, TX 77002
281-404-1890
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

E. Ramey Layne
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222
(713) 751-5396 (fax)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined by market conditions and other factors.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☒

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Units Representing Limited Liability Company Interests	7,500,000	$14.69	$110,175,000	$15,027.87

(1)
Pursuant to Rule 416 under the Securities Act, the common units being registered hereunder include such indeterminate number of common units as may be issuable with respect to the common units being registered hereunder as a result of unit splits, unit dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per unit is calculated based on the average of the high and low sales prices per unit of the registrant's common units on July 29, 2013, as reported on the New York Stock Exchange.

PROSPECTUS

Niska Gas Storage Partners LLC

Distribution Reinvestment Plan

7,500,000 Common Units Representing Limited Liability Company Interests

        With this prospectus, we are offering participation in our Distribution Reinvestment Plan (the "Plan") to owners of common units or managing member interests representing limited liability company interests in Niska Gas Storage Partners LLC (in each case, the "Membership Interests"). We have appointed American Stock Transfer & Trust Company LLC as the administrator of the Plan. The Plan provides a simple and convenient means of investing in our common units.

Plan Highlights:

  •
  You may participate in the Plan if you currently are a holder of record of our Membership Interests or if you own our Membership Interests through your broker (by having your broker participate on your behalf).

  •
  You may purchase additional common units by reinvesting all or a portion of the cash distributions paid on your Membership Interests.

  •
  We have the sole discretion to determine whether common units purchased under the Plan will come from our newly issued common units or from common units purchased on the open market.

  •
  The purchase price for newly issued common units will be the average high and low trading prices of the common units on the NYSE for the five trading days immediately preceding the investment date. The purchase price for common units purchased on the open market will be the weighted average price of all common units purchased for the Plan for the respective investment date. We will set a discount ranging from 0% to 5% for units purchased pursuant to the Plan. (Note: If you participate in the Plan through your broker, you should consult with your broker; your broker may charge you a service fee.)

        Your participation in the Plan is voluntary, and you may terminate your account at any time.

        You should read carefully this prospectus before deciding to participate in the Plan. You should read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements.

        Our common units are listed on the New York Stock Exchange under the ticker symbol "NKA."

        Investing in our common units involves a high degree of risk. You should carefully consider the risks relating to investing in our common units and each of the other risk factors described under "Risk Factors" on page 3 of this prospectus before enrolling in the Plan.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS JULY 31, 2013

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than its respective date.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, NE, Room 1580 Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at http://www.niskapartners.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

INFORMATION WE INCORPORATE BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act (excluding those furnished to the SEC on Form 8-K), are incorporated by reference in this prospectus:

  •
  Annual Report on Form 10-K for the year ended March 31, 2013.

  •
  Current Reports on Form 8-K filed on April 3, 2013, May 9, 2013, May 21, 2013 and July 8, 2013.

  •
  The description of our common units contained in the Registration Statement on Form 8-A, filed on May 5, 2010.

        You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

    Niska Gas Storage Partners LLC
    Attn: Investor Relations
    1001 Fannin Street, Suite 2500
    Houston, Texas 77002
    281-404-1890

        You may access all of the information that has been incorporated by reference into this prospectus on our website at www.niskapartners.com. Other information on our website is not part of, or incorporated by reference into, this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus when deciding whether to participate in the Plan and purchase our common units. We have not authorized anyone to provide you with information that is different from what is contained or incorporated in this prospectus for that purpose.

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus, and neither the delivery of this prospectus to you nor the issuance of common units under it shall create any implication to the contrary.

ii

        This prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

FORWARD-LOOKING STATEMENTS

        All statements included or incorporated by reference in this prospectus, other than statements of historical fact, are forward-looking statements, including but not limited to statements identified by the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," "plan," and "forecast," as well as similar expressions. The absence of these words, however, does not mean that the statements are not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future—including statements relating to general views about future operating results—are forward-looking statements. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

  •
  changes in general economic conditions;

  •
  competitive conditions in our industry;

  •
  actions taken by third-party operators, processors and transporters;

  •
  changes in the availability and cost of capital;

  •
  operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

  •
  the effects of existing and future laws and governmental regulations;

  •
  the effects of future litigation; and

  •
  other factors and uncertainties inherent in the development and operation of natural gas storage facilities.

        You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under "Risk Factors" in this prospectus and those incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed after our most recent Annual Report on Form 10-K. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

iii

WHO WE ARE

        Unless the context clearly indicates otherwise, references in this prospectus to "Niska Predecessor," "Niska," "we," "our," "us" or similar terms when used in a historical context, with respect to dates prior to May 17, 2010, refer to Niska GS Holdings I, L.P. and Niska GS Holdings II, L.P., which were formed to own and operate natural gas storage assets and were contributed to Niska Gas Storage Partners LLC in connection with its initial public offering, or the IPO, which was completed on May 17, 2010. When used in the present tense or prospectively, or in an historical context with respect to dates on and after May 17, 2010, those terms refer to Niska Gas Storage Partners LLC and, unless the context indicates otherwise, its subsidiaries. References to the "manager" refer to Niska Gas Storage Management LLC. References to the "Carlyle/Riverstone Funds" refer to Carlyle/Riverstone Global Energy and Power Fund II, L.P. and Carlyle/Riverstone Global Energy Power Fund III, L.P. and affiliated entities, collectively. References to the "Administrator" refer to American Stock Trust & Transfer Company LLC as the administrator of the Plan. Unless otherwise indicated, all references to "dollars" and "$" in this document are to U.S. dollars and amounts are presented in U.S. dollars.

General

        We are a Delaware limited liability company formed in 2006 to own and operate natural gas storage assets. Our assets are located in key North American natural gas producing and consuming regions and are connected at strategic points on the natural gas transmission network, providing access to multiple end-use markets. Our locations provide us and our customers with substantial liquidity, meaning access to multiple counterparties for transactions to buy and sell natural gas.

        Because the supply of natural gas remains relatively stable over the course of a year compared to the demand for natural gas, which fluctuates seasonally, natural gas storage facilities are needed to reallocate excess gas supply from periods of low demand to periods of high demand. We capitalize on the imbalance between supply of and demand for natural gas by providing our customers and ourselves with the ability to store gas for resale or use in a higher value period. Our natural gas storage facilities allow us to offer our customers "multi-cycle" gas contracts, which permit them to inject and withdraw their natural gas multiple times in one year, providing more flexibility to capture market opportunities.

        Our common units are listed on the New York Stock Exchange, or the NYSE, under the symbol "NKA." You may find more information about us on our website at http://www.niskapartners.com. Our headquarters is located in Houston, TX, and our operations center is located in Calgary, Alberta, Canada.

Organizational History, Limited Liability Company Structure and Management

        We completed our IPO of our common units on May 17, 2010. In connection with our IPO, Niska Sponsor Holdings Coöperatief U.A., or Holdco, obtained 16,304,745 of our common units, and 33,804,745 of our subordinated units, all of our incentive distribution rights and all of the ownership interests in our manager. On August 24, 2011 we issued and sold 687,500 of our common units to Holdco in a private placement transaction exempt from the registration requirements of the Securities Act under Section 4(2) thereof. Over 95% of the equity in Holdco is owned by the Carlyle/Riverstone Funds, with the balance owned by our current and former officers and employees.

        On April 2, 2013, we completed an equity restructuring with the Carlyle/Riverstone Funds. In the restructuring, all of our 33.8 million subordinated units and previous incentive distribution rights (all of which were owned by Holdco) were combined into and restructured as a new class of incentive distribution rights (occasionally referred to herein as the "new IDRs").

        The restructuring permanently eliminated our subordinated units and previous incentive distribution rights in return for the new IDRs. The new IDRs entitle Holdco to receive 48% of any quarterly cash distributions after our common unit holders have received the full minimum quarterly distribution ($0.35 per unit) for each quarter plus any arrearages from prior quarters (of which there are currently none). In addition, for a period of five years, and provided that Holdco continues to own a majority of both our managing member and the new IDRs, Holdco will be deemed to own 33.8 million "Notional Subordinated Units" in connection with votes to remove and replace our managing member. These Notional Subordinated Units are not entitled to distributions, but merely preserve Holdco's voting rights with respect to removal of the managing member.

        Our manager has a 1.98% managing member interest in us. Our manager has sole responsibility for conducting our business and for managing our operations. Pursuant to our Second Amended and Restated Operating Agreement, or our operating agreement, our manager has delegated the power to conduct our business and manage our operations to our board of directors, all of the members of which are appointed by our manager. References to our board refer to the board of directors of Niska Gas Storage Partners LLC as long as the delegation is in effect (or to the board of directors of our manager if such delegation is not in effect). Our board directs the management of our business.

        Our principal executive offices are located at 1001 Fannin Street, Suite 2500, Houston, TX 77002, and our telephone number is 281-404-1890. Our website is http://www.niskapartners.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        For additional information as to our business, properties and financial condition, please refer to the documents cited in "Where You Can Find More Information."

 RISK FACTORS

        An investment in our common units involves a significant degree of risk. You should carefully consider the following risk factors, relating to our Distribution Reinvestment Plan, or the Plan, together with all of the other information included in this prospectus before deciding to participate in the Plan. The risks relating to the Plan are not the only risks associated with an investment in our common units. For key current (i) risks inherent in our business that may have a material impact on our results of operations and financial condition, (ii) risks inherent in an investment in us related to our common units as a result of our limited liability company structure, and (iii) tax risks to common unitholders, please read Item 1A "Risk Factors" in Part I of our most recent Annual Report on Form 10-K, Item 1A "Risk Factors" in Part II of our Quarterly Reports on Form 10-Q filed for quarterly periods ending after our most recent annual report and our future annual and quarterly reports that are incorporated by reference into this prospectus, as such information may be amended or supplemented by any future filings with the SEC.

        This prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Please read "Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including risks described in the above documents and in this prospectus. If the events or possibilities described in any of these risks occur, our business, financial position, results of operations or cash flows could be adversely affected. In that case, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Relating to the Plan

        You will not know the price of the common units you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested. The price of our common units may fluctuate between the time you decide to purchase common units under the Plan and the time of actual purchase. As a result, you may purchase common units at a price higher than the price you anticipated.

        If you instruct the Administrator to sell common units under the Plan, you will not be able to direct the time or price at which your common units are sold. The price of our common units may decline between the time you decide to sell common units and the time of actual sale.

        If you decided to withdraw from the Plan and you request a certificate for common units credited to you under the Plan from the administrator, the market price of our common units may decline between the time you decide to withdraw and the time you receive the certificate.

 THE PLAN

Plan Overview

        The Plan offers a simple, convenient way for owners of our Membership Interests to invest all or a portion of their cash distributions in our common units. The Plan is designed for long-term investors who wish to invest and build their common unit ownership over time. Unlike an individual brokerage account, the timing of purchases is subject to the provisions of the Plan. The principal terms and conditions of the Plan are summarized in this prospectus under "Commonly Asked Questions."

        We have appointed American Stock Transfer & Trust Company LLC, or the "Administrator," to administer the Plan, and certain administrative support will be provided to the Administrator by its designated affiliates. Together, the Administrator and its affiliates will purchase and hold common units for Plan participants, keep records, send statements and perform other duties required by the Plan.

        Only registered holders of our Membership Interests can participate directly in the Plan. If you are a beneficial owner of Membership Interests in a brokerage account and wish to reinvest your distributions, you can make arrangements with your broker or nominee to participate in the Plan on your behalf, or you can request that your Membership Interests become registered in your name.

        Please read this entire prospectus for a more detailed description of the Plan. If you are a registered holder of our Membership Interests and would like to participate in the Plan, you can enroll online by following the enrollment procedures specified on the Administrator's website at www.amstock.com or by completing and signing an authorization form and returning it to the Administrator. Authorization forms may be obtained at any time by written request, by contacting the Administrator at the address and telephone number provided in Question 6, or via the Internet at the Administrator's website at www.amstock.com.

 COMMONLY ASKED QUESTIONS

  1.    How can I participate in the Plan?

        If you are a current holder of record, or registered holder, of our Membership Interests, you may participate directly in the Plan. If you own Membership Interests that are registered in someone else's name (for example, a bank, broker or trustee), the Plan allows you to participate through such person, should they elect to participate, without having to withdraw your Membership Interests from such bank, broker or trustee. If your broker or bank elects not to participate in the Plan on your behalf, you can participate by withdrawing your Membership Interests from such bank or broker and registering your Membership Interests in your name.

  2.    How do I get started?

        If you are a registered holder of our Membership Interests, once you have read this prospectus, you can get started by enrolling in the Plan online by following the enrollment procedures specified on the Administrator's website at www.amstock.com or by completing and signing an authorization form (see Question 6) and returning it to the Administrator. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically, as long as you wish. If you own Membership Interests that are registered in someone else's name (for example a bank, broker or trustee), then you should contact such person to arrange for them to participate in the Plan on your behalf.

  3.    How are distributions reinvested?

        By enrolling in the Plan, you direct the Administrator to apply distributions to the purchase of additional common units in accordance with the terms and conditions of the Plan. You may elect to reinvest all or a portion of your distributions in additional common units. The Administrator will invest distributions in whole and fractional interests in common units on the quarterly distribution payment date (the investment date). No interest will be paid on funds held by the Administrator pending investment. Under the Emergency Economic Stabilization Act of 2008, passed by Congress, you must reinvest at least 10% of your distribution to participate in the Plan.

        If the Administrator receives your authorization form on or before the record date for the payment of the next distribution, the amount of the distribution that you elect to be reinvested will be invested in additional common units for your Plan account. If the authorization form is received in the period after any distribution record date, that distribution will be paid by check or automatic deposit to a bank account that you designate and your initial distribution reinvestment will commence with the following distribution.

        You may change your distribution reinvestment election at any time online via www.amstock.com, by telephone or by notifying the Administrator in writing. To be effective with respect to a particular distribution, any such change must be received by the Administrator on or before the record date for that distribution.

  4.    When are distributions reinvested?

        The investment date will be the distribution payment date for each quarter (generally, on or around the 15th calendar day of February, May, August and November). The record date for eligibility to receive distributions generally will be approximately one week before the date upon which distributions are paid. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days of the distribution payment date, the Administrator will return the funds to you by check or by automatic deposit to a bank account that you designate. No interest will be paid on funds held by the Administrator pending investment.

  5.    What is the source and price of common units purchased under the Plan?

        We have the sole discretion to determine whether common units purchased under the Plan will come from our authorized but unissued common units or from common units purchased on the open market by the Administrator. We currently intend to use our authorized but unissued common units for all common units to be purchased under the Plan.

        The price for authorized but unissued common units purchased with reinvested distributions will be the average of the high and low trading prices of the common units on the New York Stock Exchange for the five trading days immediately preceding the investment date, less a discount ranging from 0% to 5%. (Note: If you participate in the Plan through your broker, you should consult with your broker to determine if your broker will charge you a service fee.)

        The purchase price for common units purchased with reinvested distributions on the open market will be the weighted average price of all common units purchased for the Plan for the respective investment date, less a discount ranging from 0% to 5%. (Note: If you participate in the Plan through your broker, you should consult with your broker to determine if your broker will charge you a service fee.)

        We will provide notice to you of any changes in the discount rate at least 30 days prior to the following record date.

  6.    Who is the Administrator of the Plan?

        American Stock Transfer & Trust Company LLC is the Administrator of the Plan. Certain administrative support will be provided to the Administrator by its designated affiliates.

        For transaction requests, please write to the Administrator at the following address: American Stock Transfer & Trust Company LLC, Wall Street Station, P.O. Box 922, New York, New York 10269-0560. For all other correspondence regarding the Plan, please write to the Administrator at the following address: American Stock Transfer & Trust Company LLC, 6201 Fifteenth Avenue, Brooklyn, New York 11219. In addition, you may call the Administrator at (866) 668-8559 or contact the Administrator via the Internet at www.amstock.com.

        Please include a reference to Niska Gas Storage Partners LLC and this Plan in all correspondence.

  7.    What is the cost of participating in the Plan?

        There is no fee for reinvesting distributions through the Plan. You may be responsible for certain charges if you withdraw from the Plan. Additionally, if you are a beneficial owner of our Membership Interests and are participating in the Plan through your broker, you should consult with your broker; you may be charged a fee by your broker for participating in the Plan on your behalf.

  8.    How many common units will be purchased for my account?

        If you are a registered holder of our Membership Interests and are directly participating in the Plan, the number of common units, including fractional interests in common units, purchased under the Plan will depend on the amount of your cash distribution you elect to reinvest, less any amounts withheld as required for U.S. federal income tax purposes, and the price of the common units determined as provided above. Common units purchased under the Plan, including fractional interests in common units, will be credited to your account. Both whole and fractional interests in common units will be purchased. Fractional interests in common units will be computed to three decimal places.

        If you are a beneficial owner and are participating in the Plan through your broker, you should contact your broker for the details of how the number of common units you purchase will be determined.

        This prospectus relates to 7,500,000 of our common units registered for sale under the Plan. We cannot assure you there will be enough common units to meet the requirements under the Plan. If we do not have a sufficient number of authorized but unissued common units to meet the Plan requirements during any quarter, and if the Administrator is unable to purchase a sufficient number of common units in the open market, any reinvested distributions received by the Administrator but not invested in our common units under the Plan will be returned to participants without interest.

  9.    What are the tax consequences of purchasing common units under the Plan?

        For tax purposes, you will be treated as if you first received the full cash distribution on your Membership Interests that participate in the Plan and then purchased common units with the portion of such cash distributions that is subject to the Plan. As a result, your adjusted basis for tax purposes in your Membership Interests will be reduced by the full amount of the deemed cash distribution and then increased by the amount of the distributions reinvested in common units pursuant to the Plan. If you purchase common units at a discount, we anticipate that it may be necessary to allocate income to you in order to preserve the uniformity of our units. Accordingly, you may recognize income in the amount of the discount if you purchase common units at a discounted purchase price under the Plan.

        Purchasing common units pursuant to the Plan will not affect the tax obligations associated with the Membership Interests you currently own and your allocable share of our net income allocable to such Membership Interests. However, participation in the Plan will reduce the amount of cash distributions available to you to satisfy any tax obligations associated with owning such Membership Interests. Please read "Material U.S. Federal Income Tax Consequences" and "Material Canadian Federal Income Tax Consequences" for information relevant to holders of common units generally.

  10.    How can I withdraw from the Plan?

        If you are a registered holder of our Membership Interests, you may discontinue the reinvestment of your distributions at any time by providing notice to the Administrator. In addition, you may change your distribution election online under the Administrator's account management service, as described above. To be effective for a particular distribution payment, the Administrator must receive notice three days prior to the payment date for that distribution for that distribution to be paid out in cash. In addition, you may request that all or part of your common units be sold. When your common units are sold through the Administrator, you will receive the proceeds less a service fee of $15.00 and any brokerage trading fees, currently $0.10 per unit.

        If you are a beneficial owner of our Membership Interests and you are participating in the Plan through your broker, you should direct your broker to discontinue participation in the Plan on your behalf.

        If you dispose of all the Membership Interests registered in your name, but do not give notice of withdrawal to the Administrator, the Administrator will continue to reinvest the cash distributions on any Membership Interests held in your account under the Plan until the Administrator is notified otherwise.

        Generally, an owner of Membership Interests may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

  11.    How will my common units be held under the Plan?

        If you are a registered holder of our Membership Interests and you are directly participating in the Plan, the common units that you acquire under the Plan will be maintained in your Plan account in "book-entry" form and held by the Administrator or its nominee as your agent.

        If you are a beneficial owner of our Membership Interests and you are participating in the Plan through your broker, the common units that are purchased on your behalf under the Plan will be maintained in your account with your broker.

  12.    How do I sell common units held under the Plan?

        If you are a registered holder of our Membership Interests and you are directly participating in the Plan, you can sell your Plan common units at any time by contacting the Administrator. Your sale request will be processed, and your common units will, subject to market conditions and other facts, generally be sold within 24 hours of receipt and processing of your request. Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sale or issuance requests. All requests are final. The Administrator will mail a check to you (less applicable sales fees) on the settlement date, which is three business days after your common units have been sold. Please allow an additional five to seven business days from the settlement date to receive your check.

        Alternatively, you may choose to withdraw your common units from your Plan account and sell them through a broker of your choice, in which case you would have to request that the Administrator electronically transfer your common units to the broker through the Direct Registration System. You can obtain information regarding the Direct Registration System by calling the Administrator at (866) 668-8559 or by written request to the Administrator at the following address: American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219.

        If you are a beneficial owner of our Membership Interests and you are participating in the Plan through your broker, you should contact your broker to sell your common units.

  13.    How will I keep track of my investments?

        If you are a registered holder of our Membership Interests and you are directly participating in the Plan, the Administrator will send you a transaction notice confirming the details of each transaction that you make and a quarterly statement of your account.

        If you are a beneficial owner of our Membership Interests and you are participating in the Plan through your broker, the details of the reinvestment transactions will be maintained by your broker. You should contact your broker to determine how this information will be provided to you.

  14.    Can the Plan be suspended, modified or terminated?

        We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. If you are a registered holder of our Membership Interests and you are directly participating in the Plan, upon our termination of the Plan, a certificate will be issued to you for the number of whole common units in your account. Any fractional common unit in your Plan account will be converted to cash and remitted to you by check.

        The Plan Administrator reserves the right to terminate participation in the Plan if a participant does not have at least one whole unit in the Plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional unit, less any transaction fee and brokerage commission.

  15.    What would be the effect of any unit splits, unit distributions or other distributions?

        Any common units we distribute as a distribution on Membership Interests (including fractional interests in common units) or issue upon any split of common units, will be credited to your account, based upon the number of common units (including fractional interests in common units) you hold in your account on the record date for such distribution or split. In the event we make available to holders of common units, rights to purchase additional common units or other securities, those rights will be made available to you based on the number of common units (including fractional interests in common units to the extent practicable) you hold in your Plan account on the record date established for determining the holders of common units entitled to such rights. Rights applicable to common units credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of common units on the next investment date.

        If you want to exercise, transfer or sell any portion of the rights applicable to the common units credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the common units credited to your account be transferred from your account and registered in your name. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, unit split or other corporate action.

  16.    Responsibilities Under the Plan

        We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith with regards to purchasing and/or selling common units for participants and, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon that participant's death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with the administration of the Plan.

        You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against an economic loss on common units purchased under the Plan.

 USE OF PROCEEDS

        We do not know either the number of common units that will be purchased under the Plan or the prices at which common units will be sold to participants. In connection with purchases of authorized but unissued common units under the Plan, our manager is entitled, but not obligated, to make a capital contribution in order to maintain its managing member interest in us, which is currently 1.98%. The net proceeds we realize from sales of our common units pursuant to the Plan, including our company's proportionate capital contribution, if any, will be used for general company purposes.

 DESCRIPTION OF THE COMMON UNITS

The Common Units

        The common units are non-managing membership interests in us. The holders of common units are entitled to participate in company distributions and exercise the rights and privileges available to members under our operating agreement. For a description of the relative rights and privileges of holders of common units and our other equity interests in and to company distributions, see this section and "How We Make Cash Distributions."

Transfer Agent and Registrar

  Duties

        American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a unitholder; and

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  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign by notice to us or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our manager may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our operating agreement, each transferee of common units will be admitted as a non-managing member with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our operating agreement;

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  automatically becomes bound by the terms and conditions of our operating agreement; and

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  gives the consents, waivers and approvals contained in our operating agreement.

        Any transfers will be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a non-managing member for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "The Operating Agreement—Limited Liability."

        For a discussion of our manager's right to contribute capital to maintain its 1.98% managing member interest if we issue additional units, see "The Operating Agreement—Issuance of Additional Membership Interests."

Status as Member

        By transfer of common units in accordance with our operating agreement, each transferee of common units will be admitted as a member with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under "The Operating Agreement—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Number of Common Units

        As of July 30, 2013, we had outstanding 34,492,245 common units.

THE OPERATING AGREEMENT

        The following is a summary of the material provisions of our operating agreement. We will provide prospective investors with a copy of our operating agreement upon request at no charge.

        We summarize the following provisions of our operating agreement elsewhere in this prospectus:

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  with regard to distributions of cash, see "How We Make Cash Distributions;"

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  with regard to the fiduciary duties of our manager, see "Conflicts of Interest and Fiduciary Duties;"

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  with regard to the transfer of common units, see "Description of the Common Units—Transfer of Common Units;" and

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  with regard to allocations of taxable income and taxable loss for U.S. federal income tax purposes, see "Material U.S. Tax Consequences."

Organization and Duration

        We were organized on January 27, 2010 and will have a perpetual existence unless terminated pursuant to the terms of our operating agreement.

Purpose

        Our purpose under our operating agreement is limited to any business activity that is approved by our manager and that lawfully may be conducted by a limited liability company organized under Delaware law; provided that without the approval of unitholders holding at least 90% of the outstanding units (including units held by our manager and its affiliates) voting as a single class, our manager may not cause us to take any action that it determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

        Although our manager has the ability to cause us and our subsidiaries to engage in activities other than those related to the business of storing natural gas, our board may decline to do so free of any fiduciary duty or obligation whatsoever to us or the members other than the manager, including any duty to act in good faith or in the best interests of us or the members. Our board is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Management

        Our manager has delegated the power to conduct our business and manage our operations to our board of directors, all of the members of which are appointed by our manager. References to our board refer to the board of directors of Niska Gas Storage Partners LLC as long as the delegation is in effect (or to the board of directors of our manager if such delegation is not in effect). Our board will direct the management of our business.

Votes Required For Certain Matters

        Matters requiring the approval of a "unit majority" require the approval of at least a majority of the common units. In voting their common units, our manager and its affiliates will have no fiduciary duty or obligation whatsoever to us or the members, including any duty to act in good faith or in the best interests of us or the members.

        In addition, until April 2, 2018 and provided that the Carlyle/Riverstone Funds continue to own a majority of both the manager and the new IDRs, the Carlyle/Riverstone Funds will be deemed to own

33,804,745 Notional Subordinated Units in connection with votes to remove and replace the manager as our managing member.

        If any person or group other than our manager and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our manager or its affiliates and any transferees of that person or group approved by our manager or to any person or group who acquires the units with the specific prior approval of our board.

Applicable Law; Forum, Venue and Jurisdiction

        Our operating agreement is governed by Delaware law. Our operating agreement requires that any claims, suits, actions or proceedings:

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  arising out of or relating in any way to the operating agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the operating agreement or the duties, obligations or liabilities among members or of members to us, or the rights or powers of, or restrictions on, the members or the company),

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  brought in a derivative manner on our behalf,

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  asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of us or our manager, or owed by our manager, to us or the members,

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  asserting a claim arising pursuant to any provision of the Delaware Limited Liability Company Act, or

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  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, you are irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Under the Delaware Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited liability company for the amount of the distribution for three years.

        Our subsidiaries conduct business in three states and in Canada and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there. We have attempted to limit our liability for the obligations of our operating subsidiaries by structuring them as limited liability companies or limited partnerships.

        Limitations on the liability of members or partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our equity interests in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited liability company, partnership or similar statute, or that the right or exercise of the right by the members as a group to remove or replace the manager, to approve some amendments to our operating agreement, or to take other action under our operating agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the members could be held personally liable for our obligations under the law of that jurisdiction. We will operate in a manner that the board considers reasonable and necessary or appropriate to preserve the limited liability of the members.

Issuance of Additional Membership Interests

        Our operating agreement authorizes us to issue an unlimited number of additional membership interests for the consideration and on the terms and conditions determined by our board without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units or other membership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions. In addition, the issuance of additional common units or other membership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our operating agreement, we may also issue additional membership interests that, as determined by our board, may have special voting rights to which the common units are not entitled. In addition, our operating agreement does not prohibit the issuance by our subsidiaries of equity interests that may effectively rank senior to the common units.

        Upon issuance of additional membership interests, our manager will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 1.98% managing member interest in us. Our manager's 1.98% interest in us will be reduced if we issue additional units in the future and our manager does not contribute a proportionate amount of capital to us to maintain its 1.98% managing member interest. Moreover, our manager will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other membership interests whenever, and on the same terms that, we issue membership interests to persons other than our manager and its affiliates, to the extent necessary to maintain the percentage interest of the manager and its affiliates, including such interest represented by common units that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our operating agreement to acquire additional common units or other membership interests.

Amendment of Our Operating Agreement

  General

        Amendments to our operating agreement may be proposed only by our board. However, our board will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the members other than our manager, including any duty to act in good faith or in the best interests of us or the members other than our manager. In order to adopt a proposed amendment, other than the amendments discussed below under "—No Unitholder Approval," our board is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the members to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would:

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  enlarge the obligations of any non-managing member without its consent, unless approved by at least a majority of the type or class of non-managing membership interests so affected; or

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our manager or any of its affiliates without the consent of our manager, which consent may be given or withheld in its sole discretion.

        The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our manager and its affiliates).

  No Unitholder Approval

        Our board may generally make amendments to our operating agreement without the approval of any member to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of members in accordance with our operating agreement;

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  a change that our board determines to be necessary or appropriate to qualify or continue our qualification as a limited liability company or other entity in which the members have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our manager or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our board determines to be necessary or appropriate for the creation, authorization or issuance of additional membership interests or rights to acquire membership interests;

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  any amendment expressly permitted in our operating agreement to be made by our manager acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

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  any amendment that our manager determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

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  a change in our fiscal year or taxable year and related changes;

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  mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

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  any other amendments substantially similar to any of the matters described above.

        In addition, our board may make amendments to our operating agreement without the approval of any member if our board determines that those amendments:

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  do not adversely affect in any material respect the non-managing members considered as a whole or any particular class of non-managing members;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of membership interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which membership interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our board relating to splits or combinations of units under the provisions of our operating agreement; or

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  are required to affect the intent expressed in the prospectus relating to our IPO or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

  Opinion of Counsel and Unitholder Approval

        For amendments of the type not requiring unitholder approval, our board will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the members or result in our being treated as an entity for U.S. federal income tax purposes in connection with any of the amendments. No other amendments to our operating agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under Delaware law of any of our members.

        Any amendment that our board determines adversely affects in any material respect one or more particular classes of members will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of members that our manager determines are not adversely affected in any material respect.

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove the manager or call a meeting of unitholders, must be approved by the affirmative vote of members whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove the manager or call a meeting of unitholders must be approved by the affirmative vote of members whose aggregate outstanding units constitute not less than the percentage sought to be increased.

Merger, Sale or Other Disposition of Assets

        A merger or consolidation of the company requires the prior consent of our manager. However, our manager will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the other members, including any duty to act in good faith or in the best interest of us or the other members.

        In addition, our operating agreement generally prohibits our board without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our manager may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our manager may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our manager may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our manager has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to our operating agreement (other than an amendment that the manager could adopt without the consent of other members), each of our units will be an identical unit of our company following the transaction, and the membership interests to be issued do not exceed 20% of our outstanding membership interests (other than incentive distribution rights) immediately prior to the transaction.

        If the conditions specified in our operating agreement are satisfied, our manager may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the members and the manager with the same rights and obligations as contained in our operating agreement. The unitholders are not entitled to dissenters' rights of appraisal under our operating agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

        We will continue as a limited liability company until dissolved under our operating agreement. We will dissolve upon:

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  the election of our manager to dissolve us, if approved by the holders of units representing a unit majority;

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  there being no members, unless we are continued without dissolution in accordance with applicable Delaware law;

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  the entry of a decree of judicial dissolution of our company; or

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  the withdrawal or removal of our manager or any other event that results in its ceasing to be our manager other than by reason of a transfer of its managing member interest in accordance with our operating agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our operating agreement by appointing as a successor manager an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability under Delaware law of any member; and

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  neither our company nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our manager that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "How We Make Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to members in kind if it determines that a sale would be impractical or would cause undue loss to our members.

Withdrawal or Removal of Our Manager

        Except as described below, our manager has agreed not to withdraw voluntarily as our manager prior to March 31, 2020 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the manager and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after March 31, 2020, our manager may withdraw as manager without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our operating agreement. Notwithstanding the information above, our manager may withdraw without unitholder approval upon 90 days' notice to the other members if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the manager and its affiliates. In addition, our operating agreement permits our manager in some instances to sell or otherwise transfer all of its managing member interest without the approval of the unitholders. See "—Transfer of Managing Member Interest."

        Upon withdrawal of our manager under any circumstances, other than as a result of a transfer by our manager of all or a part of its managing member interest, the holders of a unit majority may select a successor to that withdrawing manager. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor manager. See "—Termination and Dissolution."

        Our manager may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units and the Notional Subordinated Units, voting together as a single class, including units held by our manager and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our manager is also subject to the approval of a successor manager by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding units by our manager and its affiliates gives them the ability to prevent our manager's removal.

        Our operating agreement also provides that if our manager is removed as our manager under circumstances where cause does not exist, any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished.

        In the event of removal of our manager under circumstances where cause exists or withdrawal of our manager where that withdrawal violates our operating agreement, a successor manager will have the option to purchase the managing member interest and incentive distribution rights of the departing manager and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our manager withdraws or is removed by the members, the departing manager will have the option to require the successor manager to purchase the managing member interest and incentive distribution rights of the departing manager and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing manager and the successor manager. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing manager and the successor manager (or selected by the experts they select) will determine the fair market value.

        If the option described above is not exercised by either the departing manager or the successor manager, the departing manager's managing member interest and all of its and its affiliates' incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing manager for all amounts due the departing manager, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing manager or its affiliates for our benefit.

Transfer of Managing Member Interest

        Except for the transfer by our manager of all, but not less than all, of its managing member interest to:

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  an affiliate of our manager (other than an individual); or

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  another entity as part of the merger or consolidation of our manager with or into another entity or the transfer by our manager of all or substantially all of its assets to another entity, our manager may not transfer all or any part of its managing member interest to another person prior to March 31, 2020 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our manager and its affiliates. As a condition of any transfer, the transferee must, among other things, assume the rights and duties of our manager, agree to be bound by the provisions of our operating agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our manager and its affiliates may at any time, transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in Our Manager

        At any time, the owners of our manager may sell or transfer all or part of their ownership interests in our manager to an affiliate or a third-party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        By transfer of incentive distribution rights in accordance with our operating agreement, each transferee of incentive distribution rights will be admitted as a non-managing member with respect to the incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our operating agreement;

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  automatically becomes bound by the terms and conditions of our operating agreement; and

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  gives the consents, waivers and approvals contained in our operating agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

        Our board will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of incentive distribution rights as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a non-managing member for the transferred incentive distribution rights.

        Until an incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

        Our operating agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our manager or otherwise change our management. See "—Withdrawal or Removal of Our Manager" for a discussion of certain consequences of the removal of our manager. If any person or group other than our manager and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. See "—Meetings; Voting."

Limited Call Right

        If at any time our manager and its affiliates own more than 80% of the then-issued and outstanding membership interests of any class, our manager will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the membership interests of that class held by unaffiliated persons, as of a record date to be selected by our manager, on at least 10 but not more than 60 days notice. The purchase price in the event of such an acquisition will be the greater of:

  •
  the highest price paid by our manager or any of its affiliates for any membership interests of the class purchased within the 90 days preceding the date on which our manager first mails notice of its election to purchase those membership interests; and

  •
  the average of the daily closing prices of the membership interests of the class purchased over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

        As a result of our manager's right to purchase common units, a holder of common units may have his units purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The U.S. federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See "Material U.S. Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our members and to act upon matters for which approvals may be solicited.

        We do not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our board or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional membership interests having special voting rights could be issued. See "—Issuance of Additional Membership Interests." However, if at any time any person or group, other than our manager and its affiliates, or a direct or subsequently approved transferee of our manager or its affiliates and purchasers specifically approved by our board, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our operating agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

        If a majority of the incentive distribution rights are held by our managing member and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our managing member.

        If less than a majority of the incentive distribution rights are held by our managing member and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our managing member determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the common units as a single class. The relative voting power of the holders of the incentive distribution rights and the common units, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Non-Citizen Assignees; Redemption

        If our board, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our board, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any member, then our board may adopt such amendments to our operating agreement as it determines necessary or advisable to:

  •
  obtain proof of the nationality, citizenship or other related status of our member (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the board to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Taxpaying Assignees; Redemption

        To avoid any adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our operating agreement provides our board the power to amend the agreement. If our board, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our members, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our current or future subsidiaries, then our board may adopt such amendments to our operating agreement as it determines necessary or advisable to:

  •
  obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by the manager to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Indemnification

        Under our operating agreement we will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our manager;

  •
  any departing manager;

  •
  any person who is or was a director, officer, fiduciary, trustee, manager or managing member of us or any of our subsidiaries, our manager or any departing manager;

  •
  any person who is or was serving as a director, officer, fiduciary, trustee, manager or managing member of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our manager or any departing manager;

  •
  any person who controls our manager; or

  •
  any person designated by our board.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our manager will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our operating agreement.

Reimbursement of Expenses

        Our operating agreement requires us to reimburse our manager for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our manager in connection with operating our business. These expenses include salary, benefits, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our manager by its affiliates. Our manager is entitled to determine the expenses that are allocable to us.

Books and Reports

        Our manager is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting purposes, our fiscal year ends March 31. For tax purposes our year ends December 31.

        We will furnish or make available to record holders of common units, within 90 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We will furnish each record holder of a unit with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of members can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our operating agreement provides that a member can, for a purpose reasonably related to his interest as a member, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each member;

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  a copy of our tax returns;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each member and the date on which each member became a member;

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  copies of our operating agreement, our certificate of formation, related amendments and any powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

        Our manager may, and intends to, keep confidential from the other members, trade secrets or other information the disclosure of which our manager believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our operating agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other company securities proposed to be sold by our manager or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our manager. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

HOW WE MAKE CASH DISTRIBUTIONS

General

  Our Cash Distribution Policy

        Our operating agreement contains a policy pursuant to which we pay regular quarterly cash distributions in an aggregate amount equal to substantially all of our available cash. Under the policy, each quarter our board makes a determination of the amount of cash available for distribution to members. Our board determines cash available for distribution to be an amount equal to all cash on hand at the end of the quarter, less reserves for the prudent conduct of our business (including reserves for capital expenditures, operating expenditures and debt service) or for distributions to members in respect of future quarters. Our board's determination of available cash takes into account the need to maintain certain cash reserves to preserve our distribution levels across seasonal and cyclical fluctuations in our business. Our board may determine to reserve or reinvest excess cash in order to permit gradual or consistent increases in quarterly distributions and may borrow to fund distributions in quarters when we generate less available cash than necessary to sustain or grow our cash distributions per unit.

        Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our available cash, after expenses and reserves, rather than retaining it. Because we believe we will generally finance any capital investments from external financing sources, including commercial bank borrowings and the issuance of debt and equity interests, we believe that our investors are best served by our distributing all of our available cash. Because we are not subject to entity-level U.S. federal income tax, we will have more cash to distribute to you than would be the case if we were subject to such tax.

  Limitations on Cash Distributions; Ability to Change Our Cash Distribution Policy

        There is no guarantee that unitholders will receive quarterly cash distributions from us. Our distribution policy may be changed at any time and is subject to certain restrictions, including:

  •
  Our cash distribution policy may be affected by restrictions on distributions under our $400.0 million credit agreement and by the indenture relating to the 8.875% senior notes due 2018 of the US Issuers and the 8.875% senior notes of the Canadian Issuers, or, together, the senior notes, as well as by restrictions in future debt agreements that we enter into in respect of debt securities or otherwise. Specifically, our $400.0 million credit agreement and the indenture governing the senior notes contain financial tests and covenants, commensurate with companies of our credit quality, that we must satisfy. Should we be unable to satisfy these restrictions under our $400.0 million credit agreement or the indenture governing the senior notes or if we are otherwise in default under our $400.0 million credit agreement or the indenture governing the senior notes, we would be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

  •
  Our cash distribution policy may be affected by restrictions on distributions under the senior notes. The indenture governing our senior notes limits our ability to pay distributions in respect of, repurchase or pay dividends on our membership interests (or other capital stock) or make other restricted payments. The limitation changes depending on our fixed charge coverage ratio, which is defined as the ratio of our consolidated cash flow to our fixed charges, each as defined in the indenture governing our senior notes, and measured for the preceding four quarters.

  •
  Our board's determination of cash available for distribution will take into account reserves for the prudent conduct of our business (including reserves for cash distributions to our members), and the establishment of (or any increase in) those reserves could result in a reduction in cash distributions to our unitholders.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board.

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  Under Section 18-607 of the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets.

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  We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to unitholders is directly impacted by our cash expenses necessary to run our business, including capital needs to maintain our storage facilities, to finance our proprietary optimization program and to fund the margin requirements of our hedging instruments.

  Our Cash Distribution Policy May Limit Our Ability to Grow

        Because we intend to distribute substantially all of our available cash, our growth may not be as fast as the growth of businesses that reinvest their available cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will, in large part, rely upon external financing sources, including bank borrowings and issuances of debt and equity interests, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy could significantly impair our ability to grow.

Distributions of Available Cash

  General

        Set forth below is a summary of the significant provisions of our operating agreement that relate to cash distributions. This summary assumes that we do not issue additional classes of equity interests. Statements of percentages of cash and allocations of gain and loss paid or allocated to our manager and Holdco assume that our manager maintains its 1.98% managing member interest and Holdco does not transfer its incentive distribution rights.

  Intent to Distribute the Minimum Quarterly Distribution

        Within approximately 45 days after the end of each quarter, we expect to make cash distributions to members of record on the applicable record date.

        We will distribute to the holders of common units on a quarterly basis at least the minimum quarterly distribution of $0.35 per unit, or $1.40 per unit per year, to the extent we have sufficient available cash. Our operating agreement permits us to borrow to make distributions, but we are not required to do so. Accordingly, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is ultimately determined by our board. We may be prohibited from making any distributions to unitholders by agreements governing our expected and any future indebtedness.

  Managing Member Interest and Incentive Distribution Rights

        As of the date of this prospectus, our manager is entitled to 1.98% of all distributions that we make prior to our liquidation. Our manager has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current managing member interest. The manager's 1.98% interest in distributions will be reduced if we issue additional units in the future and our manager does not contribute a proportionate amount of capital to us to maintain its 1.98% managing member interest.

        Holdco also currently holds incentive distribution rights that entitle it to receive 48% of the cash we distribute from operating surplus (as defined below) in excess of $0.35 per unit per quarter. The distribution of 48% does not include any distributions that Holdco may receive through the manager or on common units that it owns. See "—Incentive Distribution Rights" for additional information.

Operating Surplus and Capital Surplus

  General

        All cash distributed will be characterized as either "operating surplus" or "capital surplus." We distribute cash from operating surplus differently than we would distribute cash from capital surplus. Operating surplus distributions will be made to our unitholders and manager and, if we make quarterly distributions above the minimum quarterly distribution level described below, the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus, but any capital surplus distribution would be made pro rata to our manager and all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

  Operating Surplus

        Operating surplus for any period generally consists of:

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  $50 million (as described below); plus

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  all of our cash receipts after the closing of our IPO, excluding cash from interim capital transactions (as described below) and the termination prior to the stated maturity of derivative contracts hedging our commodity, interest rate, basis or currency risk with an original term of more than one year (provided that cash receipts from such termination shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such derivative contracts); plus

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  working capital borrowings made after the end of the period but before the date of determination of operating surplus for the period; plus

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  cash distributions paid on equity interests issued by us after our IPO (including incremental distributions on incentive distribution rights) to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service or the date it is abandoned or disposed of; plus

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  cash distributions paid on equity interests issued by us after our IPO (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above; less

  •
  our operating expenditures (as described below) after the closing of our IPO; less

  •
  the amount of cash reserves established by our board to provide funds for future operating expenditures.

        Working capital borrowings are borrowings, used solely for working capital purposes, including the purchase of inventory and other current assets or to fund current liabilities, and specifically excluding any borrowings for the purchase of property, plant and equipment, capital improvements, or to pay distributions to members, made in the ordinary course of business pursuant to a credit facility, commercial paper facility or similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

        The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such a working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $50 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of membership interests and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus would be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        Operating expenditures generally means all of our cash expenditures, including taxes, reimbursement or payments of expenses incurred by our manager or its affiliates on our behalf, interest payments, payments made in the ordinary course of business under derivative contracts hedging our commodity, interest rate, basis or currency risk (provided that (1) with respect to amounts paid in connection with the initial purchase of such a derivative contract with an original term of more than one year, such amounts will be amortized over the life of the applicable derivative contract and (2) payments made in connection with the termination of any such derivative contracts with an original term of more than one year prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such derivative contract), repayments of working capital borrowings and maintenance capital expenditures, provided that operating expenditures will not include:

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  repayments of working capital borrowings, if such working capital borrowings were outstanding for twelve months, not repaid, but deemed repaid, thus decreasing operating surplus at such time;

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  payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings;

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  expansion capital expenditures;

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  investment capital expenditures;

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  payment of transaction expenses relating to interim capital transactions (as described below);

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  distributions to our members (including distributions in respect of incentive distribution rights); or

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  repurchases of any equity interest, other than repurchases to satisfy obligations under employee benefit plans.

        Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures represent capital expenditures made to replace assets, to maintain the long-term operating capacity of our assets or other capital expenditures that are incurred in maintaining long-term operating capacity of our assets or our operating income. Costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets will be treated as maintenance expenses as we incur them. Examples of maintenance capital expenditures are expenditures required to maintain equipment reliability, plant integrity and safety and to address environmental laws and regulations. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

        Expansion capital expenditures are capital expenditures made to increase the long-term operating capacity of our assets or our operating income whether through construction or acquisition. Examples of expansion capital expenditures include the acquisition of equipment, and the development or acquisition of additional effective working gas storage capacity, to the extent such capital expenditures are expected to expand our operating capacity or our operating income. Expansion capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such a capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the date such capital improvement commences commercial service or the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

        Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand for the long-term our operating capacity or operating income.

        As described above, none of our investment capital expenditures or expansion capital expenditures will be included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all of the portion of the construction, replacement or improvement of a capital asset in respect of the period that begins when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments are also not subtracted from operating surplus. Cash losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash gains from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

        Where capital expenditures are made in part for expansion and in part for other purposes, our board shall determine the allocation between the amounts paid for each. Our officers and directors will determine how to allocate a capital expenditure for the acquisition or expansion of our assets between maintenance capital expenditures and expansion capital expenditures.

  Capital Surplus

        Capital surplus is defined in our operating agreement as any distribution of cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as "interim capital transactions"):

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  borrowings other than working capital borrowings;

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  sales of our equity interests and debt securities; and

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  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

  Characterization of Cash Distributions

        We treat all cash distributed as coming from operating surplus until the sum of all cash distributed from the closing of our IPO equals the operating surplus as of the most recent date of determination. The characterization of cash distributions as operating surplus versus capital surplus does not result in a different impact to unitholders for U.S. federal tax purposes. See "Material U.S. Tax Consequences—U.S. Federal Income Taxation of Unitholders—Treatment of Distributions" for a discussion of the tax treatment of cash distributions.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive 48% of quarterly distributions of cash from operating surplus after the minimum quarterly distribution has been paid. Holdco currently holds the incentive distribution rights but may transfer these rights, subject to restrictions in our operating agreement.

        If for any quarter:

  •
  we have distributed cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed cash from operating surplus to the common unitholders in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution; then additional distributions from operating surplus for that quarter will be made in the following manner:

  •
  50.02% to all unitholders, pro rata, 1.98% to the manager and 48% to the holders of incentive distribution rights, pro rata.

Percentage Allocations of Cash Distributions From Operating Surplus

        The following table illustrates the percentage allocations of cash distributions from operating surplus between the unitholders, our manager and the holders of the incentive distribution rights. The amounts set forth under "Marginal Percentage Interest in Cash Distributions" are the percentage interests of our manager, the incentive distribution right holders and the unitholders in any cash distributions from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution per Unit." The percentage interests shown for the unitholders and the manager for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

		Marginal Percentage Interest in Cash Distributions
	Total Quarterly Distribution per Unit	Unitholders	Manager	Incentive Distribution Right Holders
Minimum Quarterly Distribution	$0.35	98.02%	1.98%	—
Thereafter	above $0.35	50.02%	1.98%	48%

Distributions From Capital Surplus

  How Distributions From Capital Surplus Will Be Made

        Distributions from capital surplus, if any, will be made in the following manner:

  •
  first, 98.02% to all unitholders, pro rata, and 1.98% to the manager, until the minimum quarterly distribution is reduced to zero, as described below;

  •
  second, 98.02% to the common unitholders, pro rata, and 1.98% to the manager, until we distribute for each common unit an amount of cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution; and

  •
  thereafter, we will make all distributions of cash from capital surplus as if they were from operating surplus.

  Effect of a Distribution From Capital Surplus

        Our operating agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the unit, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution level will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for Holdco to receive incentive distributions. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        If we reduce the minimum quarterly distribution levels to zero, all future distributions from operating surplus will be made such that 50.02% is paid to all unitholders, pro rata, and 1.98% is paid to our manager and 48% is paid to the holders of the incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution

        In addition to adjusting the minimum quarterly distribution level to reflect a distribution of capital surplus, if we combine our units into a lesser number of units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the initial unit price, as described below under "—Distributions of Cash Upon Liquidation;" and

  •
  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units.

        For example, if a two-for-one split of the units should occur; the minimum quarterly distribution and the initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment to the minimum quarterly distribution or the initial unit price by reason of the issuance of additional units for cash or property.

        In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our manager may, in its sole discretion, reduce the minimum quarterly distribution level for each quarter by multiplying the distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting our manager's estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) available cash for that quarter, plus (2) our manager's estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with the operating agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders, our manager, and the holders of our incentive distribution rights in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by a unitholder to us for their units, which we refer to as the "initial unit price" for each unit. The initial unit price for the common units is the price paid for the common units issued in our IPO. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to permit common unitholders to receive the initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights.

  Manner of Adjustments for Gain

        In the event of a liquidation, we will allocate any gain to the members in the following manner:

  •
  first, 98.02% to the common unitholders, pro rata, and 1.98% to the manager, until the capital account for each common unit is equal to the sum of: (1) the initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution; and

  •
  thereafter, 50.02% to all unitholders, pro rata, 1.98% to the manager and 48% to the holders of the incentive distribution rights.

        The percentages set forth above for our manager and the holders of the incentive distribution rights include its 1.98% managing member interest.

  Manner of Adjustments for Losses

        In the event of a liquidation, we will generally allocate any loss to our manager, the holders of the incentive distribution rights and the unitholders in the following manner:

  •
  first, 98.02% to the holders of common units in proportion to the positive balances in their capital accounts and 1.98% to the manager, until the capital accounts of the common unitholders have been reduced to zero;

  •
  second, 98.02% to all unitholders, pro rata, and 1.98% to the manager, provided that the allocation of the loss does not reduce the capital account of a unitholder below zero; and

  •
  thereafter, to all unitholders and the manager in proportion to the positive balances in their adjusted capital accounts.

  Adjustments to Capital Accounts Upon Issuance of Additional Units

        We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we generally will allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders, the holders of the incentive distribution rights and our manager in the same manner as we allocate gain upon liquidation. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our manager based on their respective percentage ownership of us. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our manager and its affiliates (including Holdco), on the one hand, and us and our unaffiliated members, on the other hand. Our directors and officers have fiduciary duties to manage our manager in a manner beneficial to its owners. At the same time, our manager has a fiduciary duty to manage us in a manner beneficial to our unitholders. Our operating agreement contains provisions that specifically define our manager's fiduciary duties to the unitholders. Our operating agreement also specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Act provides that Delaware limited liability companies may, in their operating agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a manager to members and the company.

        Under our operating agreement, whenever a conflict arises between our manager or its affiliates, on the one hand, and us or any unaffiliated member or our board as our manager's delegate, on the other, our manager will resolve that conflict. Our manager has delegated this responsibility, along with the power to conduct our business, to our board. Our board may, but is not required to, seek the approval of such resolution from the conflicts committee of our board. An independent third party is not required to evaluate the fairness of the resolution.

        Whenever a potential conflict of interest exists or arises between the manager or any of its affiliates, on the one hand, and us or any of our members, on the other, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all our members, and shall not constitute a breach of our operating agreement, of any agreement contemplated, or of any duty if the resolution or course of action in respect of such conflict of interest is:

  •
  approved by the conflicts committee of our board, although our board is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our manager or any of its affiliates;

  •
  on terms no less favorable to us than those generally being provided to or available from unaffiliated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        If our board does not seek approval from the conflicts committee and determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, our board acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our operating agreement, our board or the conflicts committee of our board may consider any factors it determines in good faith to consider when resolving a conflict. When our operating agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the company, unless the context otherwise requires.

        Conflicts of interest could arise in the situations described below, among others.

  Actions taken by our board may affect the amount of cash available to pay distributions to unitholders.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our board regarding such matters as:

  •
  amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  issuance of additional units; and

  •
  the creation, reduction or increase of reserves in any quarter.

        Our operating agreement provides that we and our subsidiaries may borrow funds from our manager and its affiliates. Our manager and its affiliates may not borrow funds from us, our operating company or its operating subsidiaries.

  Neither our operating agreement nor any other agreement requires Holdco to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Holdco's directors and officers have a fiduciary duty to make these decisions in the best interests of the owners of Holdco, which may be contrary to our interests.

        Because our officers and certain of our directors are also directors and/or officers of Holdco, such directors and officers have fiduciary duties to Holdco that may cause them to pursue business strategies that disproportionately benefit Holdco or which otherwise are not in our best interests.

  Our manager is allowed to take into account the interests of parties other than us, such as Holdco, in exercising certain rights under our operating agreement.

        Our operating agreement contains provisions that permissibly reduce the standards to which our manager would otherwise be held by state fiduciary duty law. For example, our operating agreement permits our manager to make a number of decisions in its individual capacity, as opposed to in its capacity as our manager. This entitles our manager to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any member. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation.

  Our manager has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

        In addition to the provisions described above, our operating agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our operating agreement:

  •
  permits our manager to make a number of decisions in its individual capacity, as opposed to in its capacity as our manager. This entitles our manager to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any member;

  •
  provides that our manager shall not have any liability to us or our unitholders for decisions made in its capacity as a manager so long as it acted in good faith, meaning it believed that the decision was in our best interests;

  •
  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of our board and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us, as determined by our manager in good faith, and that, in determining whether a transaction or resolution is "fair and reasonable," our manager may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

  •
  provides that our manager and its officers and directors will not be liable for monetary damages to us or our members for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our manager or those other persons acted in bad faith or engaged in fraud or willful misconduct; and

  •
  provides that in resolving conflicts of interest, it will be presumed that in making its decision the manager or its conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any member or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

        By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our operating agreement, including the provisions discussed above. See "—Fiduciary Duties."

  Our officers or employees may devote substantial time to the business and activities of the affiliates of our manager.

        Affiliates of our manager conduct businesses and activities of their own in which we have no economic interest but which our officers and employees may devote substantial time to pursuant to a services agreement with Holdco. There could be material competition for the time and effort of the officers and employees who provide services to our manager.

  We reimburse our manager and its affiliates for expenses.

        We reimburse our manager and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering staffing and support services to us. Our operating agreement provides that our manager will determine the expenses that are allocable to us in good faith.

  Common unitholders have no right to enforce obligations of our manager and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our manager and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our manager and its affiliates in our favor.

  Contracts between us, on the one hand, and our manager and its affiliates, on the other, are not and will not be the result of arm's-length negotiations.

        Neither our operating agreement nor any of the other agreements, contracts and arrangements between us and our manager and its affiliates are or will be the result of arm's-length negotiations. Our operating agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our manager and its affiliates, must be:

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

        Our manager will determine, in good faith, the terms of any of these transactions.

        Our manager and its affiliates have no obligation to permit us to use any facilities or assets of our manager and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our manager may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our manager and its affiliates to enter into any contracts of this kind.

  Except in limited circumstances, our manager has the power and authority to conduct our business without unitholder approval.

        Under our operating agreement, our manager has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our manager has sought the approval of the conflicts committee of its board of directors, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

  •
  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into securities of the company, and the incurring of any other obligations;

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  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

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  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

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  the negotiation, execution and performance of any contracts, conveyances or other instruments;

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  the distribution of cash;

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  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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  the maintenance of insurance for our benefit and the benefit of our members;

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  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

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  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

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  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

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  the purchase, sale or other acquisition or disposition of our membership interests, or the issuance of additional options, rights, warrants and appreciation rights relating to our membership interests; and

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  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our manager.

        See "The Operating Agreement" for information regarding the voting rights of unitholders.

  Common units are subject to our manager's limited call right.

        If at any time our manager and its affiliates own more than 80% of the common units, our manager will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price, as calculated pursuant to the terms of our operating agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our manager is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our operating agreement that prevents our manager from issuing additional common units and exercising its call right. Our manager may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. See "The Operating Agreement—Limited Call Right."

  We may not choose to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who perform services for us have been retained by our manager. Attorneys, independent accountants and others who perform services for us are selected by our manager or the conflicts committee and may perform services for our manager and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our manager and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

  Our manager's affiliates may compete with us, and neither our manager nor its affiliates have any obligation to present business opportunities to us.

        Our operating agreement provides that our manager is restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of our manager are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Holdco may acquire, construct or dispose of storage or other assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our operating agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the manager and its affiliates. As a result, neither the manager nor any of its affiliates have any obligation to present business opportunities to us.

Fiduciary Duties

        Our manager is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our manager are prescribed by law and in our operating agreement. The Delaware Act provides that Delaware limited liability companies may, in their operating agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a manager to members and the company.

        Our operating agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our manager. We have adopted these provisions to allow our manager or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our board has fiduciary duties to manage our business in a manner beneficial both to Holdco and our manager as well as to our public unitholders. Without these modifications, our manager's and our board's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards benefit our manager and our board by enabling them to take into consideration all parties involved in the proposed action. These modifications also strengthen the ability of our manager and our board to attract and retain experienced and capable directors. These modifications represent a detriment to our public unitholders because they restrict the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our manager and our board to take into account the interests of third parties in addition to our interests when resolving conflicts of interests. The following is a summary of:

  •
  the fiduciary duties imposed on our manager by the Delaware Act;

  •
  material modifications of these duties contained in our operating agreement; and

  •
  certain rights and remedies of unitholders contained in the Delaware Act.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in an operating agreement providing otherwise, would generally require a manager to act for the company in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in an operating agreement providing otherwise, would generally prohibit a manager of a Delaware limited liability company from taking any action or engaging in any transaction where a conflict of interest is present.
Operating agreement modified standards

Our operating agreement contains provisions that waive or consent to conduct by our board and our manager and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our operating agreement provides that when our manager is acting in its capacity as our manager, as opposed to in its individual capacity, or our board is acting as its delegate, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our manager is acting in its individual capacity, as opposed to in its capacity as our manager, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our manager and our board would otherwise be held.

Our operating agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of our board must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•

fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

All conflicts of interest disclosed in this prospectus (including our agreements and other arrangements with Holdco) have been approved by all of our members under the terms of our operating agreement.

If our manager does not obtain approval from the conflicts committee of our board or our common unitholders, excluding any common units owned by our manager or its affiliates, and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, our board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any member or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our manager would otherwise be held. In addition to the other more specific provisions limiting the obligations of our manager, our operating agreement further provides that our and our manager's officers and directors will not be liable for monetary damages to us or our members for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our manager or its or our officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person's conduct was unlawful.

Rights and remedies of unitholders

The Delaware Act generally provides that a member may institute legal action on behalf of a company to recover damages from a third-party where a manager has refused to institute the action or where an effort to cause a manager to do so is not likely to succeed. These actions include actions against a manager for breach of its fiduciary duties or of the company's operating agreement. In addition, the statutory or case law of some jurisdictions may permit a member to institute legal action on behalf of himself and all other similarly situated members to recover damages from a manager for violations of its fiduciary duties to the members.

        In order to become one of our members, a common unitholder is required to agree to be bound by the provisions in our operating agreement, including the provisions discussed above. See "Description of the Common Units—Transfer of Common Units." This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of operating agreements. The failure of a member to sign our operating agreement does not render our operating agreement unenforceable against that person.

        Under our operating agreement, we must indemnify our manager and its and our officers and directors to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our manager or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our manager or these other persons acted with knowledge that their conduct was unlawful. Thus, our manager or these other persons could be indemnified for its negligent or grossly negligent acts if they meet the requirements set forth above. Any provision that includes indemnification for liabilities arising under the Securities Act is, according to the SEC, contrary to public policy and therefore unenforceable.

MATERIAL U.S. TAX CONSEQUENCES

        This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective Plan participants and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to "we" or "us" are references to Niska Gas Storage Partners LLC and our subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all U.S. federal income tax matters that affect us or our unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder's own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units.

        We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our manager because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following U.S. federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units"); and (4) whether special allocations made to unitholders to maintain uniformity of the economic and tax characteristics of our common units are permitted (please read "—Uniformity of Units").

Taxation of the Niska Gas Storage Partners LLC

  Partnership Status

        We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for such taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder's adjusted tax basis in its units.

        Section 7704 of the Code generally provides that publicly-traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly-traded consists of "qualifying income," the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes (i) income and gains derived from the exploration, development, mining, processing, refining, transportation, storage and marketing of any natural resource, including crude oil, natural gas, and products thereof; (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that approximately 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon factual representations made by us and our manager regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for U.S. federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our manager. The representations made by us and our manager upon which Vinson & Elkins L.L.P. has relied include, without limitation:

          (a)   Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for U.S. federal income tax purposes; and

          (b)   For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code.

        We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative, or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

        If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for

U.S. federal income tax, rather than being treated as items of income, gain, loss and deduction of our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in its units, and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

  Limited Partner Status

        Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans." Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders. We will not pay any U.S. federal income tax. However, a portion of our operations and the operations of our subsidiaries will be subject to Canadian federal income tax and U.S. state and local taxes. For U.S. federal income tax purposes, each unitholder will be required to report on its U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution and regardless of whether and to what extent a Plan participant elects to reinvest a cash distribution the participant would otherwise receive from us.

  Basis of Units

        A unitholder's tax basis in its units initially will be the amount paid for those units plus the unitholder's share of our liabilities. That basis generally will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions, the unitholder's share of our losses, and any decreases in its share of our liabilities.

  Treatment of Distributions

        Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder's tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under "—Disposition of Units."

        If, and to the extent that, a unitholder participates in the Plan, such unitholder will receive common units in lieu of all or a portion of any cash distributions it would otherwise receive from us. The tax consequences of such participation are generally expected to be the same to the Plan participants as if a participant first received the full cash distribution with respect to its Membership Interests that participate in the Plan and then purchased common units with the portion of such cash distributions that is subject to the Plan. If a Plan participant is deemed to have purchased additional common units at a discount, we anticipate that it may be necessary to allocate income to such Plan participant in order to preserve the uniformity of our units. Accordingly, a Plan participant may recognize income in the amount of the discount.

        Any reduction in a unitholder's share of our liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units may decrease the unitholder's share of our liabilities. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please read "Disposition of Units."

        A non-pro rata distribution of money or property (including a deemed distribution as a result of a reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation and depletion recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder's recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

  Limitations on Deductibility of Losses

        A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year.

        Losses disallowed to a unitholder or recaptured as a result of basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

        In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder's share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are generally applied after other applicable limitations on deductions, including the at risk and basis limitations.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" generally is limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness allocable to property held for investment;

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  interest expense allocated against portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly-traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

  Entity-Level Collections of Unitholder Taxes

        If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our manager, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or manager. Where the tax is payable on behalf of all the unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated amongst our manager and our unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and thereafter to our manager. At any time that distributions are made with respect to common units and not with respect to subordinated units, or that incentive distributions are made to the manager, gross income will be allocated to the recipients to the extent of such distributions.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a "Book-Tax Disparity"). In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including (i) his relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our Operating Agreement will be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Securities Loans

        A unitholder whose units are loaned (for example, to a "short seller" to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary income.

        Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Units—Recognition of Gain or Loss."

  Tax Rates

        Beginning January 1, 2013, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 15%, respectively. However, these rates are subject to change by new legislation at any time.

        In addition, 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts applies for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. The

Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

        The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

  Foreign Tax Credits

        Subject to detailed limitations set forth in the Internal Revenue Code, a unitholder may elect to claim a credit against its liability for U.S. federal income tax for its share of certain non-U.S. taxes paid by us. The amount and availability of such credit will be dependent upon several factors, such as whether the unitholder has sufficient income from foreign sources, whether such income is in the same foreign tax credit category as our income, and the rate of foreign tax to which our income is subject.

        Given the complexity of the rules relating to the determination of the foreign tax credit, prospective unitholders are urged to consult their own tax advisors to determine whether or to what extent they would be entitled to such credit. Unitholders who do not elect to claim foreign tax credits may instead claim a deduction for their shares of foreign taxes paid by us.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

  Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering generally will be borne by our partners holding interests in us prior to this offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

        The costs we incur in offering and selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

  Recognition of Gain or Loss

        A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder's amount realized and tax basis in the units sold. A unitholder's amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferee

        In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the manager, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly-traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

  Notification Requirements

        A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have "constructively" terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

        Because we cannot match transferors and transferees of units and related reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        Our Operating Agreement permits our manager to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions.

        A unitholder's basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Non-U.S. Investors

        Ownership of units by non-resident aliens (as determined for federal income purposes), non-U.S. corporations or other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a non-U.S. person, you should consult your tax advisor before investing in our common units.

        Under rules applicable to publicly-traded partnerships, distributions we make to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding. To the extent a non-U.S. unitholder participates in the Plan, the tax consequences are generally expected to be the same as if the non-U.S. unitholder had received the full distribution on its Membership Interests that participate in the Plan, which would be subject to withholding, and then purchased common units with the portion of such cash distributions, net of withholding, that is subject to the Plan. Accordingly, the withholding tax that would have been imposed with respect to the foregone cash distribution will be taken into account in determining the number of units a non-U.S. unitholder will receive as a result of participating in the Plan.

        Non-resident aliens and non-U.S. corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of their ownership of common units. As a consequence, they will be required to file U.S. federal tax returns to report their shares of our income, gain, loss or deduction that is effectively connected with the conduct of a U.S. trade or business and pay federal income tax at regular rates on their shares of our net income or gain that is effectively connected with the conduct of a U.S. trade or business. Because we have substantial operations both inside and outside of the United States, we anticipate that a portion of our net income or gain will be effectively connected with the conduct of a U.S. trade or business and a portion of our net income or gain will not be effectively connected with the conduct of a U.S. trade or business. However, given the factual nature of such an analysis, we cannot assure you of the relative amount of our net income or gain that will be treated as effectively connected with the conduct of a U.S. trade or business in any year. A non-U.S. unitholder who obtains a taxpayer identification number from the IRS and timely submits that number to our transfer agent on a Form W-8BEN or applicable substitute form may, on his U.S. federal income tax return, apply the taxes withheld from distributions as a credit against the tax liability due with respect to the return and claim a refund of any withholding in excess of that tax liability.

        In addition, because a non-U.S. corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A non-U.S. unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," part or all of a non-U.S. unitholder's gain would be effectively connected with the U.S. trade or business deemed conducted by the non-U.S. unitholder by virtue of its ownership of an interest in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (1) it owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Tax-Exempt Organizations

        Ownership of units by employee benefit plans and other tax-exempt organizations raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

        The IRS may audit our U.S. federal income tax information returns. Neither we, nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability and may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments unrelated to our returns.

        Publicly traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes, and our limited liability company agreement designates our manager.

        The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (1)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (2)   a statement regarding whether the beneficial owner is:

            (a)   a non-U.S. person;

            (b)   a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

            (c)   a tax-exempt entity;

          (3)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (4)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

State, Local and Other Tax Considerations

        In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct U.S. business or own property in California, Oklahoma and Texas. Each of California and Oklahoma imposes a personal income tax and an income tax on corporations and other entities. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. In addition, while you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material Canadian federal income tax consequences that may be relevant to unitholders who participate in the Plan and are (1) individual citizens or residents of the United States, or (2) individual or corporate residents of Canada and, unless otherwise noted in the following discussion, is the opinion of Bennett Jones LLP, which is Canadian counsel to our manager and us, insofar as it relates to Canadian federal income tax law. To the extent this section discusses Canadian federal income taxes, that discussion is based upon the Income Tax Act (Canada) (which is referred to in this Registration Statement as the "Canadian Tax Act") and the regulations thereunder (which are referred to in this Registration Statement as the "Canadian Regulations"), applicable case law and the current published administrative and assessing practices and policies of the Canada Revenue Agency (which is referred to in this Registration Statement as the "CRA"), all in effect as of the date of this Registration Statement. This summary also takes into account all proposals to amend the Canadian Tax Act or the Canadian Regulations which have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date of this Registration Statement (which are referred to in this Registration Statement as the "Tax Proposals"), although no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law or administrative policy, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or non-Canadian income tax legislation or considerations, which may differ from the Canadian federal income tax consequences discussed in this summary. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        This section does not address all Canadian federal, provincial, local and other tax matters that affect our unitholders. To the extent that this section relates to taxation by a provincial, local or other jurisdiction within Canada, such discussion is intended to provide only general information. We have not sought the opinion of legal counsel regarding Canadian provincial, local or other taxation matters and, thus, any portion of the following discussion relating to such taxes does not represent the opinion of Bennett Jones LLP or any other legal counsel.

        This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in common units. The tax consequences of acquiring, holding and disposing of common units will vary according to the status of the unitholder. This summary is not intended to constitute legal or income tax advice to any particular unitholder. Unitholders who participate in the Plan should obtain independent advice from their own tax advisors regarding the income tax considerations applicable to investing in common units, based on the unitholder's particular circumstances.

        No ruling has been or will be requested from the CRA regarding any matter that affects us or unitholders who participate in the Plan. Instead, we will rely on opinions and advice of Bennett Jones LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the CRA or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the CRA. Any contest of this sort with the CRA may materially and adversely impact the market for our common units and the prices at which our common units trade. In addition, the costs of any contest with the CRA, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our manager and thus will be borne directly or indirectly by the unitholders and the manager. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements regarding matters of law and legal conclusions, set forth below, unless otherwise noted, are the opinion of Bennett Jones LLP. Such statements are based on the accuracy of the representations made by us, and statements of fact do not represent opinions of Bennett Jones LLP.

  Taxation of Niska Gas Storage Partners LLC

        For Canadian federal income tax purposes, Niska Gas Storage Partners LLC will be considered a corporation, and common units will be considered share capital. Distributions on common units will be considered dividends, or in certain limited circumstances, returns of capital, and dispositions of common units will be considered dispositions of share capital. Taxation of these items is dependent upon the status of Niska Gas Storage Partners LLC as a non-resident of Canada for purposes of the Canadian Tax Act. Provided that the central management and control of Niska Gas Storage Partners LLC is not exercised in Canada, Niska Gas Storage Partners LLC will not be considered resident in Canada. The remainder of this discussion assumes that Niska Gas Storage Partners LLC is not a resident of Canada for the purposes of the Canadian Tax Act. For a discussion of the tax consequences of Niska Gas Storage Partners LLC being resident, or carrying on business, in Canada, see the "Risk Factors" discussed earlier in this Registration Statement.

  Taxation of Unitholders Resident in the United States

        This portion of the summary is applicable only to a unitholder who, for the purposes of the Canadian Tax Act and the Canada—United States Tax Convention (1980) (which is referred to in this Registration Statement as the "Treaty") and at all relevant times: (1) is an individual resident in the United States; (2) deals with us at arm's length; (3) is not affiliated with us; (4) holds our common units as capital property; (5) does not hold and is not deemed under the Canadian Tax Act to use or hold common units in or in the course of carrying on a business in Canada; (6) has not entered into a "synthetic disposition arrangement" or "derivative forward agreement" with respect to the common units as described in the 2013 Canadian federal budget; and (7) does not hold the common units as designated insurance property in connection with an insurance business carried on in Canada and elsewhere. Such a unitholder is referred to in this Registration Statement as a "U.S. Holder." Common units in us, including common units acquired pursuant to the Plan, will generally be considered to be capital property to a unitholder provided that the unitholder does not hold the common units in the course of carrying on a business and has not acquired the units in a transaction considered to be an adventure or concern in the nature of trade.

  Acquisition of Common Units

        A U.S. Holder will not be subject to any Canadian federal income tax (including withholding tax) pursuant to the Canadian Tax Act as a result of acquiring common units pursuant to the Plan.

  Dividends on Common Units

        A U.S. Holder will not be subject to any Canadian federal income tax (including withholding tax) pursuant to the Canadian Tax Act on dividends received from us, including dividends that are reinvested pursuant to the Plan.

  Disposition of Common Units

        A U.S. Holder will not be subject to any Canadian federal income tax on gains realized pursuant to a disposition of our common units, including common units acquired pursuant to the Plan, unless our common units constitute "taxable Canadian property" to a U.S. Holder at the time of the disposition and the U.S. Holder is not entitled to any relief from Canadian federal income tax under the Treaty.

        Provided that our common units are listed on a "designated stock exchange" at the particular time (which includes the NYSE), our common units (or options or rights to acquire our common units) will only be taxable Canadian property if at any time during the 60-month period preceding the date of disposition: (1) 25% or more of our issued common units (or options or rights to acquire our common units) were owned by the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length, or any combination thereof; and (2) more than 50% of the value of our common units was derived, directly or indirectly, from one or a combination of (A) real property situated in Canada, (B) Canadian resource property, (C) timber resource property, or (D) an option in respect of, or an interest in, any property described in (A) to (C).

        Even if our common units or options or rights to acquire our common units, constitute taxable Canadian property to a U.S. Holder, the Treaty can provide relief from Canadian federal income tax on any gains realized by a U.S. Holder who is a U.S. resident under the Treaty on a disposition of (1) options or rights to acquire our common units, and (2) common units, provided that Niska Gas Storage Partners LLC is, at the time of the disposition, not a resident of Canada. U.S. Holders whose common units or options or rights to acquire our common units are taxable Canadian property should seek separate Canadian tax advice with respect to any reporting obligations in Canada.

  Taxation of Unitholders Resident in Canada

        This portion of the summary is applicable only to a unitholder who participates in the Plan and for the purposes of the Canadian Tax Act and the Treaty and at all relevant times: (1) is an individual or corporation resident in Canada; (2) deals with us at arm's length; (3) is not affiliated with us; (4) does not, together with related persons, own a sufficient equity percentage of our common units that we would be considered a "foreign affiliate" of such unitholder; and (5) holds our units as capital property. Such a unitholder is referred to in this Registration Statement as a "Canadian Holder". Common units in us, including common units acquired pursuant to the Plan, will generally be considered to be capital property to a unitholder provided the unitholder does not hold the common units in the course of carrying on a business and has not acquired the common units in a transaction considered to be an adventure or concern in the nature of trade.

        This summary is not applicable to a Canadian Holder: (1) that is a "financial institution" for purposes of the "mark-to-market" rules; (2) an interest in which is a "tax shelter investment;" (3) that has entered into a "synthetic disposition arrangement" or a "derivative forward agreement" with respect to the common units as described in the 2013 Canadian federal budget; or (4) that has elected to determine its Canadian tax results in accordance with the "functional currency" rules, as each of those terms is defined in the Canadian Tax Act. Such Canadian Holders should consult their own tax advisors.

  Exchange Rate

        For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of our common units, including dividends, common units acquired pursuant to the Plan, adjusted cost base and proceeds of disposition, must be expressed in Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the date such amounts first arose, or such other rate of exchange as is acceptable to the CRA.

  Acquisition of Common Units at a Discount

        The common units may be issued or purchased pursuant to the Plan at a discount to the otherwise applicable purchase price (the "Discounted Purchase Price"). Pursuant to an administrative policy of the CRA, the acquisition of a common unit by a Canadian Holder at the Discounted Purchase Price should not result in a taxable benefit for the purposes of the Canadian Tax Act, provided that the Discounted Purchase Price is not less than 95% of the value of the common units.

  Dividends on Common Units

        Distributions from us on our common units will generally be characterized as dividends for the purposes of the Canadian Tax Act. The full amount of dividends, including dividends that are reinvested pursuant to the Plan, received or deemed to be received by a Canadian Holder on our common units, including amounts deducted for U.S. withholding tax, if any, will be included in computing the Canadian Holder's income. For an individual (including a trust) the gross-up and dividend tax credit in the Canadian Tax Act will not apply to such dividends. A Canadian Holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation," (as defined in the Canadian Tax Act), is liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which will include such dividends. To the extent U.S. withholding tax is deducted in respect of the dividends paid on our common units, the amount of such tax generally may be eligible for foreign tax credit or deduction treatment, subject to the detailed rules and limitations under the Canadian Tax Act. Canadian Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction, having regard to their own particular circumstances and the fact that we are treated as a partnership for U.S. federal income tax purposes.

  Disposition of Common Units

        A Canadian Holder who disposes of, or is deemed to have disposed of, a common unit, including common units acquired pursuant to the Plan, (including the purchase of a common unit by us) will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the common unit exceed (or are less than) the aggregate of the adjusted cost base of such common unit and any reasonable costs of disposition. The adjusted cost base of common units acquired pursuant to the Plan will be averaged with the cost of any other common units owned by the Canadian Holder as capital property. The cost of a common unit acquired by the Canadian Holder pursuant to the Plan will be equal to the applicable purchase price (or Discounted Purchase Price, if applicable) of such common unit. One-half of the amount of a capital gain is a taxable capital gain and is required to be included in income in the year the capital gain is realized. One-half of a capital loss is an allowable capital loss and must be deducted against taxable capital gains realized in the year of disposition. The unused portion of an allowable capital loss may be carried back up to three years or forward indefinitely and deducted against net taxable capital gains realized in such years, in the circumstances and to the extent provided under the Canadian Tax Act.

        A "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) is liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" which may include taxable capital gains. Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax under the Canadian Tax Act.

        Canadian Holders that are subject to U.S. taxation on the disposition of our common units should consult their own tax advisors with respect to their entitlement to claim exemption from U.S. taxation on the disposition under the provisions of the Treaty and their eligibility for a foreign tax credit or deduction in respect of such amounts under the Canadian Tax Act.

  Foreign Property Information Reporting

        A Canadian Holder that is a "specified Canadian entity" for a taxation year or a fiscal period and whose total "cost amount" of "specified foreign property" (as such terms are defined in the Canadian Tax Act) at any time in the year or period exceeds CDN $100,000 will be required to file an information return for the year or period disclosing certain prescribed information. Subject to certain exceptions, a Canadian Holder will be a "specified Canadian entity." Our common units, including common units acquired pursuant to the Plan, will be "specified foreign property." Canadian Holders should consult their own tax advisors regarding whether they are subject to these reporting requirements.

  Offshore Investment Fund Property Tax Proposals

        The 2010 Budget Proposals contain proposed amendments to the Canadian Tax Act (which are referred to in this Registration Statement as the "OIFP Proposals") relating to the income tax treatment of Canadian residents holding interests in property that constitute "offshore investment fund property" (which are referred to in this Registration Statement as the "OIFP Rules"). Draft legislation regarding the OIFP Proposals was put forward on August 27, 2010 (the "OIFP Draft Legislation"). As a result of introducing the OIFP Proposals and the OIFP Draft Legislation, all former proposed amendments to the OIFP Rules introduced by the Canadian Parliament on September 7, 2008 in Bill C-10, An Act to Amend the Canadian Tax Act, or otherwise (generally referred to as the "foreign investment entity" or FIE rules), are no longer applicable. The OIFP Draft Legislation and OIFP Proposals were contained in Bill C-48 which received Royal Assent on June 26, 2013 and are now law (the "Amended OIFP Rules").

        Pursuant to the Amended OIFP Rules, where, in a particular year, a resident of Canada holds or has an interest in property that is a share of, an interest in, or a debt of an entity that is not a Canadian resident (or an interest in, right or option to acquire such a share, interest or debt) that may reasonably be considered to derive its primary value, directly or indirectly, from certain listed portfolio investments of that entity or another entity that is not a Canadian resident (which is referred to in this Registration Statement as "Offshore Investment Fund Property"), and one of the main reasons for acquiring an interest in such Offshore Investment Fund Property is to reduce or defer the holder's tax liability that would have applied to the income generated by the portfolio investments if such income had been earned directly by the holder, the holder will generally be required to include in computing income for the year, an amount equal to the amount, if any, by which (1) the product obtained when the holder's "designated cost amount" (as defined in the Canadian Tax Act) of such Offshore Investment Fund Property is multiplied by the three-month-average Canadian Treasury Bill rate plus two percentage points, exceeds (2) the holder's income for the year from such Offshore Investment Fund Property (other than any capital gains realized by the holder on the disposition of such Offshore Investment Fund Property).

        Although not free from doubt, a Canadian Holder's investment in our common units, including common units acquired pursuant to the Plan, may constitute an interest in Offshore Investment Fund Property under the Amended OIFP Rules. As a result, each Canadian Holder will have to make a determination of whether one of the main reasons for making an investment in our common units was to reduce or defer the Canadian Holder's tax that would otherwise have been payable if the income generated by the portfolio investments held by us had been earned directly by the Canadian Holder, although the fact that we intend to make quarterly distributions to the holders of our common units should be a mitigating factor. Canadian Holders are advised to consult their own tax advisors for a detailed understanding of the Amended OIFP Rules, and their potential application to an investment in our common units.

  Eligibility For Investment

        Subject to the provisions of any particular plan and provided that our common units are listed at all relevant times on a "designated stock exchange" within the meaning of the Canadian Tax Act (which includes the NYSE), our common units, including common units acquired pursuant to the Plan, will, if issued on the date hereof, be qualified investments under the Canadian Tax Act for a trust governed by a registered retirement savings plan (a "RRSP"), registered education savings plan, registered retirement income fund (a "RRIF"), deferred profit sharing plan, registered disability savings plan and a tax-free savings account (a "TFSA").

        Notwithstanding the foregoing, if a common unit is a "prohibited investment" for a RRSP, RRIF or TFSA, the annuitant under the RRSP or RRIF or the holder of the TFSA (as applicable) may be subject to a penalty tax under the Canadian Tax Act. A common unit will not be a prohibited investment (as defined in the Canadian Tax Act) for a trust governed by an RRSP, RRIF or TFSA provided the holder of the TFSA, or annuitant of the RRSP or RRIF, as the case may be, for purposes of the Canadian Tax Act: (i) deals at arm's length with us; (ii) does not have a significant interest (as defined in the Canadian Tax Act) in us; and (iii) does not have a significant interest (as defined in the Canadian Tax Act) in a corporation, partnership or trust with which we do not deal at arm's length. Proposed amendments to the Canadian Tax Act released on December 21, 2012 (the "December 2012 Proposals") will, if enacted, delete the condition in (iii) above. In addition, pursuant to the December 2012 Proposals, a common unit will not be a prohibited investment if the common units are excluded property as defined in the December 2012 Proposals for trusts governed by a RRSP, RRIF or TFSA. There is no assurance that these proposals will be enacted in the form proposed, or at all. Prospective purchasers who intend to hold common units in a RRSP, RRIF or TFSA should consult their own tax advisors as to whether the common units would constitute a prohibited investment in their particular circumstances.

INVESTMENT IN NISKA GAS STORAGE PARTNERS LLC BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, as well as the prohibited transaction restrictions imposed by Section 4975 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing, and stock bonus plans, certain Keogh plans, certain simplified employee pension plans, and tax-deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA;

  •
  whether the investment is permitted under the terms of the applicable documents governing the plan;

  •
  whether the investment will constitute a "prohibited transaction" under Section 406 of ERISA and Section 4975 of the Internal Revenue Code (see below);

  •
  whether in making the investment, that plan will be considered to hold as plan assets (1) only the investment in our units or (2) an undivided interest in our underlying assets (see below); and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing plan instruments and whether such investment is otherwise a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and certain IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions ("prohibited transactions") involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our manager also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's underlying assets generally would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans are "publicly offered securities;" i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, "freely transferable" (as defined in the regulations), and either part of a class of securities registered under some provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

  •
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition by a plan of an equity interest in an entity, less than 25% of the total value of each class of equity interest, disregarding some interests held by our manager, its affiliates, and some other persons, is held by "benefit plan investors." Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

        Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other ERISA violations.

 PLAN OF DISTRIBUTION

        Subject to the discussion below, we will distribute newly issued common units sold under the Plan. A registered broker/dealer that is an affiliate of the Administrator will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to common units sold under the Plan. You will pay no service fees or brokerage trading fees whether common units are newly issued or purchased in the open market. We will pay all brokerage trading fees or other charges on common units purchased through the Plan. However, if you are participating in the Plan through your broker, you may be charged a fee by your broker for participating in the Plan on your behalf. Additionally, if you request that your common units held by the Administrator be sold, you will receive the proceeds less a service fee of $15.00 and any brokerage trading fees. The common units are currently listed on the New York Stock Exchange.

        Persons who acquire common units through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the common units.

        We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common units to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

 LEGAL MATTERS

        The validity of the securities offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Vinson & Elkins L.L.P., Houston Texas will render an opinion on the material U.S. federal income tax consequences regarding the securities. Bennett Jones LLP, Calgary, Alberta will render an opinion on the material Canadian federal income tax consequences regarding the securities

EXPERTS

        The consolidated financial statements of Niska Gas Storage Partners LLC as of March 31, 2013 and 2012, and for each of the years in the three-year period ended March 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP's report dated June 7, 2013 contains an explanatory paragraph that states the consolidated statements of earnings and comprehensive income, changes in members' equity, and cash flows prior to May 17, 2010 have been prepared on a combined basis of accounting.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth all expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates

Registration fee	$15,028
Printing expenses	50,000
Fees and expenses of legal counsel	50,000
Accounting fees and expenses	15,000
Listing Fees	5,000
Miscellaneous	—
Total	$135,028

Item 15.    Indemnification of Directors and Officers.

        Under our operating agreement, we must indemnify our manager and its and our officers and directors to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our manager or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our manager or these other persons acted with knowledge that their conduct was unlawful. Thus, our manager or these other persons could be indemnified for its negligent or grossly negligent acts if they meet the requirements set forth above. Any provision that includes indemnification for liabilities arising under the Securities Act is, according to the SEC, contrary to public policy and therefore unenforceable.

        Specifically, we will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our manager;

  •
  any departing manager;

  •
  any person who is or was a director, officer, fiduciary, trustee, manager or managing member of us or any of our subsidiaries (including the Issuers), our manager or any departing manager;

  •
  any person who is or was serving as a director, officer, fiduciary, trustee, manager or managing member of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our manager or any departing manager;

  •
  any person who controls our manager; or

  •
  any person designated by our board.

        Any indemnification under the provisions of our operating agreement will only be out of our assets. Unless it otherwise agrees, our manager will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification.

        Subject to any terms, conditions or restrictions set forth in a operating agreement or limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or other persons from and against all claims and demands whatsoever.

Item 16.    Exhibits.

        (1)   See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

        (2)   Financial Statement Schedules

        Not Applicable.

Item 17.    Undertakings.

        (1)   The undersigned registrant hereby undertakes:

  (a)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (b)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (d)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (e)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (2)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (4)   The undersigned registrant hereby undertakes that:

  (a)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (b)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on July 31, 2013.

NISKA GAS STORAGE PARTNERS LLC
By:	/s/ SIMON DUPERE Simon Dupéré President and Chief Executive Officer (Principal Executive Officer)

Power of Attorney

        Each person whose signature appears below appoints Vance E. Powers and Jason A. Dubchak, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to the Securities Act and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SIMON DUPERE SIMON DUPÉRÉ	President and Chief Executive Officer (Principal Executive Officer)	July 31, 2013
/s/ VANCE E. POWERS VANCE E. POWERS	Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2013
/s/ DEBORAH M. FRETZ DEBORAH M. FRETZ	Director	July 31, 2013
/s/ JAMES G. JACKSON JAMES G. JACKSON	Director	July 31, 2013

Signature	Title	Date

/s/ E. BARTOW JONES E. BARTOW JONES	Director	July 31, 2013
/s/ STEPHEN C. MUTHER STEPHEN C. MUTHER	Director	July 31, 2013
/s/ GEORGE A. O'BRIEN GEORGE A. O'BRIEN	Director	July 31, 2013
/s/ DAVID F. POPE DAVID F. POPE	Director	July 31, 2013
/s/ WILLIAM H. SHEA, JR. WILLIAM H. SHEA, JR.	Director	July 31, 2013
/s/ ANDREW W. WARD ANDREW W. WARD	Director	July 31, 2013

INDEX TO EXHIBITS

Exhibit Number	Document
3.1	Certificate of formation of Niska Gas Storage Partners LLC (incorporated by reference to exhibit 3.1 to Amendment No. 2 to the Company's registration statement on Form S-1 (Registration No. 333-165007), filed on April 15, 2010).
3.2
Second Amended and Restated Operating Agreement of Niska Gas Storage Partners LLC, dated April 2, 2013 (incorporated by reference to exhibit 3.2 of the Company's Current Report on Form 8-K filed on April 3, 2013).
*5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
*8.1	Opinion of Vinson & Elkins L.L.P. relating to tax matters.
*8.2	Opinion of Bennett Jones LLP relating to tax matters.
*23.1	Consent of KPMG LLP, independent registered accounting firm.
23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1).
23.4	Consent of Bennett Jones LLP (included in Exhibit 8.2).
24.1	Power of Attorney (contained on signature page).

*
Filed herewith.